Exhibit 10.59

January 06, 2015

Re: Special Compensation Award

Dear Phil:

You are being offered this opportunity because of the value we place on you as an individual and your career, and your key role with Alpha Natural Resources Services, LLC (such employer is hereinafter referred to as “the Company”). The purpose of this Special Compensation Award is to provide additional incentive to remain actively engaged and employed with the Company.

The balance of this letter outlines the terms of your award opportunity.

Key Terms of Your Award

•
Your award and the terms noted herein are contingent upon and do not become effective until the retirement of the Company’s current Executive Vice President & Chief Financial Officer, Frank J. Wood. Mr. Woods retirement date is expected to be March 1, 2015, therefore all vesting terms in this agreement will adjust in conjunction with Mr. Woods actual retirement date.

•	Your award will be paid to you in cash, provided you satisfy the conditions set forth in this letter.

•	Your total potential award amount is: $600,000.

•	Your retention period is through the earlier of i) March 1, 2017, or ii) one of the “Termination Scenarios,” as further described below.

When You Will Be Eligible to Vest in Your Award (“Vesting Date”)

•	One Hundred Twenty Thousand Dollars ($120,000) of your award will vest on September 1, 2015.

•	One Hundred Eighty Thousand Dollars ($180,000) of your award will vest on March 1, 2016.

•	Three Hundred Thousand Dollars ($300,000) of your award will vest on March 1, 2017.

When You Will Be Eligible Receive Payments in Your Award

Award payments will be paid to you in your next paycheck issued after the vesting date, if practicable, and no later than thirty (30) days after each of the vesting dates (“Payment Dates”); provided that all eligibility conditions set forth herein have been satisfied. Please note that your award payments will be subject to legally required withholdings and deductions such as income and employment taxes. Your Special Compensation Award shall be considered “Eligible Compensation” under the Alpha Natural Resources, LLC and Affiliates 401(k) Retirement Savings Plan.

Notwithstanding the foregoing, your award amount or a portion of it may vest sooner or not at all in the case of certain terminations of your employment, as further described below under “Termination Scenarios.”

Except as provided below, your eligibility to receive the Special Compensation Award, or any portion thereof, pursuant to this offer is conditioned upon, and subject to, your continued full-time employment with the Company, through the applicable Vesting Dates.

Termination Scenarios

•	If you retire or voluntarily resign from the Company, then you will forfeit any unvested portion of the potential award amount.

•
If your employment is involuntarily terminated for any reason other than "cause," you will be vested in a pro-rated portion of your potential award amount based on the number of complete months you were employed with the Company during the retention period, less any previously paid portion of the potential award amount.

•
If your employment is terminated due to a “permanent disability” or death, you will be vested in a pro-rated portion of your potential award amount based on the number of complete months you were employed with the Company during the retention period, less any previously paid portion of the potential award amount.

•
If you experience a “separation from service” as a result of the dissolution or liquidation of Alpha Natural Resources, Inc. or your employer, any unvested portion of the total potential amount will vest immediately prior to such dissolution or liquidation event.

Definitions

“Cause” means “Employer Cause” as set forth in any employment agreement or other agreement between you and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to you or employment policies in effect at the time of your Separation from Service.
“Permanent Disability” means you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and receiving income replacement benefits for a period of not less than three months under a disability benefit covering employees of your employer.
“Separation from Service” means your death, retirement or other termination of employment or service with the Company. Whether you have experienced a Separation from Service will be determined based on all of the facts and circumstances, in accordance with the guidance issued under Section 409A of the Code.
Confidentiality:

The terms of this award including the related financial and non-financial provisions are highly personal and reflect the value we place on you and your career. As a result, we have asked that you respect the personal nature of these arrangements by maintaining this information in the strictest confidence. Consequently, we have agreed that you will not reveal the existence of this retention award nor the terms of this letter and related financial award to anyone with the exception of your spouse, your personal tax advisor and your attorney, and only to the extent these individuals agree to maintain the confidentiality of these matters. We have also agreed that this information may be disclosed as required by law including the Company’s or its affiliates’ public disclosure documents, and, as to by you, only in proceedings not initiated by you or on your individual behalf. We have further agreed that the Company may modify and/or cease awards pursuant to this Agreement in the event the award arrangements are disclosed other than as permitted herein.

Non-Solicitation
The Company’s obligations to provide the payments and benefits set forth in this letter shall be expressly conditioned upon your covenants of non-solicitation as provided below. In the event that you breach such obligations to the Company and/or any of its subsidiaries or affiliates (collectively, the “Company Entities”), the Company’s obligations to provide any payments and benefits set forth in this letter shall cease without prejudice to any other remedies that may be available to the Company.
During the term of your employment with the Company and for 12 months thereafter, you shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of solicitation was an employee, agent or consultant of the Company Entities; (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent or contractor of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent or contractor; (iii) solicit or attempt to solicit any person that is, or within twelve (12) months before any date of solicitation was a client, customer, supplier, licensee or business relation of any Company Entity, or who any Company Entity solicited to be a client, customer, supplier or licensee during either such twelve (12)-month period, or induce or attempt to induce any such person to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (iv) interfere in any way with the relationship between any Company Entity and any person that is or was a client, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities).
Other Terms and Conditions Applicable to Your Award Opportunity:
Please note that your award payments will be subject to withholding of applicable income and employment taxes.

The laws of the Commonwealth of Virginia shall govern the Company’s obligations under this letter, and any action relating to this letter must be brought in state and federal courts located in the Commonwealth of Virginia.

Neither this letter nor any action taken hereunder shall be construed as giving you any right to continue to be employed by, or to provide services to, the Company, nor shall this letter be deemed to limit in any way the Company’s right to terminate your employment or services at any time. Your employment will remain “at will.”
This letter shall be binding upon and inure to the benefit of the Company Entities, and you and each of our respective heirs, representatives, successors and permitted assigns. This letter shall not confer any rights or remedies upon any person other than the Company Entities, you and our respective heirs, representatives, successors and permitted assigns.
This letter constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by the Company or any representative thereof.
This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms of this letter, impose conditions on the timing and effectiveness of the payment of the retention award amount, or take any other action it deems necessary or advisable, to comply with Section 409A of the Code (or, if applicable, to cause this award to be excepted from Section 409A).
All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that you are determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) your death, consistent with the provisions of Code Section 409A. This letter shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event shall you, directly or indirectly, designate the calendar year of payment. Notwithstanding, you recognize and acknowledge that Code Section 409A may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.
The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.
You or the Company’s failure to insist upon strict compliance with any provision of this letter or the failure to assert any right you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter.
This letter may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

Please sign below indicating your agreement with these terms. Make and keep one copy of this letter for your records, and then return the original to Gary Banbury no later than seven days after receipt.

Sincerely,

/s/ Gary W. Banbury

Gary W. Banbury
EVP – Administration & Support Services

/s/ Phillip J. Cavatoni	1/6/2015

Signature: Phillip J. Cavatoni	Date